EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Union Bankshares Corporation


We consent to the use of our report dated February 4, 1998, with respect to the consolidated balance sheets of Union Bankshares Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in Form S-4 of Union Bankshares Corporation, and to the reference to our firm under the heading "Experts" in the Prospectus and Proxy Statement.


                                                 /s/ KPMG Peat Marwick LLP



Richmond, Virginia
April 6, 1998